Exhibit 99.1

Final Transcript

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Conference Call Transcript DBRN - Q1 2011 Dress Barn Earnings Conference Call Event Date/Time: Nov 18, 2010 / 09:30PM GMT

CORPORATE PARTICIPANTS

 David Jaffe
 Dress Barn, Inc. - President & CRO

 Armand Correia
 Dress Barn, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

 Edward Yruma
 KeyBanc - Analyst

 Scott Krasik
 BB&T Capital Markets - Analyst

 Brian Tunick
 JPMorgan - Analyst

 Sam Panella
 Raymond James - Analyst

 Steve Kernkraut
 Berman Capital - Analyst

Final Transcript
Nov 18, 2010 / 09:30PM GMT, DBRN - Q1 2011 Dress Barn Earnings Conference Call

 Janet Kloppenburg
 JJK Research - Analyst

 Mark Montagna
 Avondale Partners - Analyst

 Gary Goodwin
 Quint Miller - Analyst

 Eric Martin
 MA Capital Management - Analyst

 Alex Fuhrman
 Piper Jaffray - Analyst

 Steve Maroda
 CL King - Analyst

 Robin Murchison
 SunTrust - Analyst

 Alex Smeltzer
Analyst

 PRESENTATION

Operator

 Good afternoon, ladies and gentlemen. Thank you for standing by. My name is Michelle and I will be your conference facilitator today. Welcome to the Dress Barn Incorporated fiscal first-quarter financial results conference call. At this time all participants are in listen-only mode. Later the Company will hold a question-and-answer. (Operator Instructions) As a reminder, this webcast and conference call is being recorded and will be available for replay later today. Information on how to access this replay is available in today's press release. I would like to remind participants that remarks made by management during the course of this call may contain forward-looking statements about the Company's results and plans. These are subject to risks and uncertainties that could cause the actual results and implementations of the Company's plans to vary materially. These risks are referenced in today's press release, as well as in the Company's SEC filings. Thank you.

And now I will turn the conference over to Mr. David Jaffe, President and CEO. Please go ahead, sir.

 David Jaffe - Dress Barn, Inc. - President & CRO

 Thank you. Good afternoon and thank you for joining us to discuss our results for our fiscal first quarter ended October 30, 2010. With me today is Armand Correia, our CFO. I am very pleased to report a strong level of both sales and earnings in our first quarter. Consolidated comp sales increased 4%, which included a decrease of 3% at Dress Barn, and increases of 9% at Maurice's and 8% at Justice. Earnings per share, as adjusted, grew 66% to $0.63 compared to $0.38 per share in the prior-year quarter. Our brands continue to resonate with our customer even as the macroeconomic environment remains challenging with consumer spending and confidence down. We continue to take market share from our competitors with our fashion added-value proposition. This formula positions us as a leader in each of our respective niches.

At Dress Barn, our 3% comp sales decrease was disappointing, but since the middle of October our results have improved. Comps are now up mid single digits with the weather turning cooler. During the quarter suit separates under the Jones Studio label continue to perform well and special occasion also had substantial increases compared to last year. This holiday season we will be stocking more gifts and wear-now merchandise representing a change from last year. Our marketing efforts, including increased quantities for our direct mailers, were negatively impacted by the elimination of one of our free gift with purchase promotions. We have since tested and are adding new promotions, including a free gift with purchase in November, which has received a great response thus far, and a fashion book in December.

Final Transcript
Nov 18, 2010 / 09:30PM GMT, DBRN - Q1 2011 Dress Barn Earnings Conference Call

At Maurice's we generated comp sales growth of 9% during the first quarter. Increases in average dollar sale and conversion were partially offset by a slight decline in traffic. Maurice's best performing categories were plus-size collection, fashion knits, denim studio-wide tops and bottoms, and jewelry. We received strong results across all metrics as a result of our back-to-school and September mailers and will be doing two mailers for the holiday season. At Maurice's we added three new stores and closed two in the first quarter. We have now expanded the store base to 758 locations at the end of the quarter versus 734 stores last year. While the majority of our new stores are in strip centers we have put a stronger emphasis on opening mall stores for Maurice's and are using them in newer markets in order to establish our presence where we are not as well known.

At Justice we are growing our market share with enticing merchandise assortments and a very compelling value orientation. Our sales increase is primarily driven by a 12% increase in transactions, partially offset by a 3% decrease in units per transaction. Their merchandise assortment is trend right with sales up across almost every category. Our collection of casual and active tops continues to deliver large increases and we are also seeing gains in intimates, accessories and lifestyle products. Our marketing strategy at Justice reinforces our value proposition with a good balance of 40%-off discounts offered to our customers through direct mail, e-mail, customer loyalty programs, and entire store point-of-sale events.

While we are pleased with our financial performance we continue to work to address areas of concern, such as price increases for material, labor and piece goods. This created challenges for all retailers. We are taking a thoughtful approach at our three divisions and looking at brand appropriate ways to address these increases. Justice has already implemented a mid single-digit price increase on the average for the fall, which we intend to maintain for the spring. Dress Barn and Maurice's have held prices flat for the fall and anticipate being able to do so for the spring without impacting margin. Instead of price increases, in some cases we are sharing these increases with suppliers while in other cases we are utilizing other cost savings techniques, such as changing the fabric content and the detailing of our merchandise. Unfortunately, it appears to us these price increases are here to stay and we will continue to address them for next year's fall season.

On our last call I reviewed eight major strategic initiatives. As an update, Dress Barn eCommerce has started up stronger than expected. Maurice's and Justice eCommerce sites also continue to perform very well. We are reaffirming our entrance into Canada with Justice in the spring and believe there are opportunities for Maurice's and Dress Barn there, as well. We are looking potentially at next fall for Maurice's and certainly by the following spring with Dress Barn entering the market shortly thereafter. We continue to make good progress on the rest of our major initiatives. These give us a great opportunity to bring the businesses together and leverage our back office operations. We will continue to seek out other opportunities to enhance synergies. As a new initiative at Justice we will be introducing a boy's line for the spring that will initially be available online only. We will measure the consumer reaction to this new concept before rolling it out to our stores.

Additionally, we are working on our corporate transition to a Ascena Retail Group, which will position Dress Barn, Inc. as a holding company. This will allow us to plug and play any future acquisitions and give us legal and tax efficiencies. The amended Ascena proxy statement was filed with the SEC on November 10th and became effective today. Our near-term outlook is encouraging, giving us optimism for the holiday season. For the fiscal-year 2011 we are reaffirming our expected guidance in the range of $2.05 to $2.15. Due to our strong financial results we ended the quarter with $382 million in cash and investments. At this time, we are preserving our cash for opportunities to further enhance shareholder value.

Thank you. And I'll now turn the call over to Armand to discuss our financial results in more detail.

 Armand Correia - Dress Barn, Inc. - CFO

 Thanks, David, and welcome, everyone. Before reviewing our quarterly financial results, I would again remind you that for TY versus LY comparison purposes results of our Justice brand are not included in last-year's amounts as the merger date occurred on November 25, 2009. I will, however, reference, in certain instances, Justice's last year amounts for a more valid comparison. It's also appropriate to point out that during the quarter there were certain costs that we believe are not indicative of ongoing operations for purposes of comparability. As a result, we have provided in today's press release a reconciliation of GAAP to non-GAAP measures. Please note that the earnings results discussed will be on a non-GAAP basis.

We were pleased with our overall financial results for the first quarter, which once again exceeded our expectations and were primarily fueled by the outstanding performance of our Maurice's and Justice brands. Net sales for the quarter increased to $713 million compared to $404 million last year. The overall increase of $309 million to last year was primarily due to the inclusion of Justice's sales, which accounted for $291 million, as well as sales increases at Maurice's. Total comp sales increased 4%, marking the seventh consecutive quarter of increases.

Final Transcript
Nov 18, 2010 / 09:30PM GMT, DBRN - Q1 2011 Dress Barn Earnings Conference Call

By brand, Dress Barn sales decreased 3% to $240 million compared to $248 million last year. Comp sales also decreased 3%. As David mentioned, we are encouraged by the recent sales trends, with comp sales increasing in the mid single-digit range over the last several weeks. Maurice's sales increased 17% to $183 million compared to $156 million last year. The increase was primarily driven by a strong comp-store sales increase of 9% and net store growth of approximately 5%. Maurice's sales results reflected strength across all geographic regions, posting positive columns. All key selling components were up, except traffic, which was down 1.5% but was more than offset by an increase of 5% in its conversion rate. Included in Maurice's sales were approximately $5 million in revenues from its eCommerce business. Justice sales increased 12% to $291 million compared to last-year's sales of $259 million. Comp-store sales increased 8% compared to a decrease of 2% in the prior-year's comparable quarter. Justice stores also posted positive comp sales across all regions.

As for the key selling components, transactions increased a strong 11%, which more than offset decreases in average dollar sale and UPTs. Justice sales also included $14 million in revenues from its very strong eCommerce business, which increased 58% versus last-year's $9 million. Consolidated gross profit dollars outperformed the year-over-year sales increase. Gross profit dollars grew to $308 million, or 43.1% of sales, compared to last-year's Dress Barn and Maurice's rate of 40.5%. For a more valid TY/LY gross profit rate comparison, by including Justice to last-year's gross profit rate of 43.7% last-year's combined rate would have been 41.8%. This would have resulted in a very healthy year-over-year increase of 130-basis points. The increase was primarily from favorable leverage on buying and occupancy costs and increases in merchandise margins at both Maurice's and Justice.

By brand gross -- the gross profit rate at Dress Barn decreased 190-basis points to 37% compared to last-year's 38.9%. The decrease was primarily from deleverage on buying and occupancy costs and a decrease in merchandise margin. The gross profit rate at Maurice's increased 170-basis points to a strong 44.8% compared to last-year's 43.1%. The increase was driven by favorable leverage from buying and occupancy costs and increases in merchandise margins. At Justice, the gross profit rate came in at an impressive 47.3%, increasing 360-basis points versus last-year's 43.7%. Again, last-year's number was calculated on a similar basis to Dress Barn and Maurice's. The increase was also due to favorable leverage on buying and occupancy costs and increases in merchandise margin.

Turning to SG&A expenses, as a percent of sales they came in at 29% for the quarter and on a non-GAAP basis were 28.5%, on a non-GAAP basis the increase of 150-basis points over the prior year. Given the comp-sales increase, we should have realized approximately 20 to 30-basis points leverage; however, SG&A was impacted by ongoing costs due to our investment in several key integration projects, as discussed during our last call, which are expected to add some cost pressure on the SG&A line for the next two to three quarters until these projects are completed. We expect these same projects to produce leverage after that time period. This-year's SG&A also reflects increases in marketing spend as we increase circulation of direct mailers to help drive customer traffic. We also increased the provision for incentive compensation to reflect the better-than-planned earnings. And finally, SG&A was impacted negatively by deleverage from Dress Barn store sales results. Depreciation expense was $23 million, increasing $11 million over last-year's $12 million. The increase was primarily due to the inclusion of Justice, which accounted for approximately $10 million of the increase.

Moving down to the income statement, operating income dollars on a non-GAAP basis increased to $82 million, a $40 million, or 93% increase compared to last-year's $42 million, which included only Dress Barn and Maurice's. As a percent of sales, this-year's operating income rate was 11.5% compared to last-year's 10.5% if Justice were also included. This 100-basis points improvement was from Maurice's and Justice's strong operating income performance.

Final Transcript
Nov 18, 2010 / 09:30PM GMT, DBRN - Q1 2011 Dress Barn Earnings Conference Call

By brand, and on a non-GAAP basis, Dress Barn's operating income came in at $6.5 million, or 2.7% of sales, decreasing $15.5 million from last-year's $22 million, or 8.9% of sales. The decrease to last year was evenly split between gross profit dollars and increases in SG&A expense. Maurice's continued its strong and consistent operating performance with operating income of $28 million, or 15.3% of sales, a record first quarter dollar performance and an increase of 37% versus last-year's $20 million, or 13% of sales. Justice quarterly operating income results were equally outstanding, coming in at $47 million, or 16.3% of sales, increasing $19 million, or 67% over last-year's $28 million, or 10.9% of sales on a non-GAAP basis. This quarterly performance represents an all-time record high for justice.

Interest expense came in at $665,000 versus approximately $2.5 million last year. The decrease to last year represents the pay off of our convertible notes earlier this calendar year. Our quarterly effective tax rate was 38.5% and represents a more normalized rate going forward. Net earnings on a non-GAAP basis increased to $50.5 million, or $0.63 per diluted share, more than doubling last-year's non-GAAP net earnings of $25 million, or $0.38 per diluted share.

Moving on to the balance sheet, we ended the quarter with $382 million in cash and investments and nearly debt free, with only a $26 million mortgage on our Suffern, New York headquarters property. In terms of operating cash flows, we generated approximately $59 million during the quarter with $38 million in free cash flows. CapEx for the quarter was approximately $21 million with the year expected to be approximately $80 million and consistent with our original guidance.

During the quarter, we announced a new $100 million share repurchase authorization, which currently remains fully available. The new authorization replaces a previous authorization that had approximately $15 million remaining. Total inventories ending the first quarter at cost was $338 million compared to $181 million last year. Including Justice to last-year's amount total inventories year over year were up 19%. We believe that it's appropriate to clarify the inventory increase and its composition. Included in this-year's inventory amount is Justice, which was up 25% versus last year and accounted for approximately half of the 19% increase. Justice was significantly under inventoried during last-year's fall season, and despite strong sales results we believe sales were not maximized. Justice ended last-year's October quarter with inventories down 25%. The increase also reflects our intentional decision to move up delivery dates and to bring in holiday and new spring receipts earlier to avoid supply chain delays on imports.

Included in our quarterly ending inventory total was $34 million of in transit inventory, comprised of new spring receipts, an increase of $18 million over last year. In transit inventory are primarily owned imports that have not yet been received. Excluding the impact of the items previously mentioned, total inventory year over year is up approximately 8%, well in line with sales trends. The seasonal composition of our inventory includes more spring receipts than last year at this time. Inventory levels have already started to moderate and are expected to continue to decrease throughout the current quarter.

In summary, we were pleased with our quarterly performance and are encouraged by the early positive sales trends at all three brands in the new quarter. Thank you. Operator, we are now ready to open up the call for questions.

 QUESTION AND ANSWER

Operator

 Thank you. (Operator Instructions) Your first question from the line of Edward Yruma from KeyBanc Capital Markets. Please go ahead.

 Edward Yruma - KeyBanc - Analyst

 Hi, thanks very much and congratulations on a very good quarter. Can you talk a little bit about Dress Barn division's gross margins? I know you had mentioned you had deleverage on buying and occupancy on the negative three comp but I also know you were trying to hopefully get some synergies from your Justice acquisition and the sourcing arm there. How do we think about the gross margins and then particularly in light of the fact that you had indicated that you had one less promo? Thank you.

 David Jaffe - Dress Barn, Inc. - President & CRO

 Well, Yruma, let me start with that. First, on the sourcing side that's a longer-term project, Ed, so we're just beginning to put our toe in the water in terms of sourcing with Justice, so the gross margin is really, at this point, being impacted by increased markdowns. Armand, do you want to put a little more color on the numbers there?

 Armand Correia - Dress Barn, Inc. - CFO

 Again, Ed, if we take the 37% that we came in as a percent -- and as I indicated, most of it was a deleverage as a result of the comp sales decrease and a decrease of merchandise margin -- if you break down the 190-basis points, occupancy accounted for approximately 120 BIPS and the decrease in merchandise margin accounted for a 70 BIP decrease. And as David said, it was primarily not in the initial markup but in the markdowns. Markdowns was slightly more than the prior year.

Final Transcript
Nov 18, 2010 / 09:30PM GMT, DBRN - Q1 2011 Dress Barn Earnings Conference Call

 Edward Yruma - KeyBanc - Analyst

 Got you. And if you could talk a little bit more about your decision to open more of the Maurice's stores in on-mall locations. How does that change the economic model in the stores and for those that you've got open how has the performance been relative to your off-mall locations? Thank you.

 David Jaffe - Dress Barn, Inc. - President & CRO

 Ed, what we were referring to in the comments was that in some newer markets that we've gone into, what we call non-core markets, people don't know who Maurice's is so when we've gone into some of these strip centers or what we call shadow centers, we're really having some trouble gaining traction. So by opening up stores in malls where the customers are shopping you really get that presence very quickly because they see you, they walk in the store, there's not a lot of risk because they're in a mall and they're going to be shopping other stores so they stick their head in. And now, when they're out in their home area and they go by a Maurice's they will have been in a Maurice's so it's kind of a hub-and-spoke strategy and we're going into malls and we're able to get very similar economics as in many of the strips. So the initial results have been very favorable and while this is certainly not our exclusive way of opening up stores in new markets we think it's a good way, as I mentioned, to do a hub-and-spoke approach.

 Edward Yruma - KeyBanc - Analyst

 Great. Thank you very much.

 David Jaffe - Dress Barn, Inc. - President & CRO

 Thanks, Ed.

Operator

 Your next question comes from Scott Krasik of BB&T Capital Markets. Please go ahead.

 Scott Krasik - BB&T Capital Markets - Analyst

 Thanks. Hey, David. Hey, Armand.

 David Jaffe - Dress Barn, Inc. - President & CRO

 Hi, Scott.

 Scott Krasik - BB&T Capital Markets - Analyst

 Quickly, on the inventory, Armand, do you have a same or same-store number in the inventory for the DB stores, the Maurice's stores and Justice?

Final Transcript
Nov 18, 2010 / 09:30PM GMT, DBRN - Q1 2011 Dress Barn Earnings Conference Call

 Armand Correia - Dress Barn, Inc. - CFO

 Well again, if I really equate this down to the issue of on an adjusted basis, I've got Dress Barn on average store basis being up 8% ending the quarter.

 Scott Krasik - BB&T Capital Markets - Analyst

 Okay, but is Maurice's similar to that average?

 Armand Correia - Dress Barn, Inc. - CFO

 No, Maurice's actually was up approximately 12% to 13% ending the quarter.

 Scott Krasik - BB&T Capital Markets - Analyst

 Okay, that's helpful, thanks. And then David, maybe give us some of your thoughts in terms of how the gross margins at Justice should trend over the next few quarters? The first quarter number was great, better than I think could have been expected. You've talked about price increases, you've talked about some cost pressures, can we expect similar type increases?

 David Jaffe - Dress Barn, Inc. - President & CRO

 Yes, I think you can. I think that the penetration of these 40%-off discounts is pretty thorough now, so I don't see a lot of downside on increased markdowns and because we've taken the 5% or so mid single-digit increase I think we're going to continue to get good gross margins for the spring.

  Scott Krasik - BB&T Capital Markets - Analyst

 That's great. And then did you give a comment on how Justice has trended quarter to date?

  David Jaffe - Dress Barn, Inc. - President & CRO

 I think I said everybody's doing well. [Not the exact words], but I didn't give a number. I just said that we're continuing with strong performance or something like that.

  Scott Krasik - BB&T Capital Markets - Analyst

 Okay. And then any thoughts or your comment about why you chose not to buyback stock at these levels?

  David Jaffe - Dress Barn, Inc. - President & CRO

 I think at this point the Market's still kind of squirrelly and we've seen the stock go up and down, not just our stock but the whole Market, so I think we want to get Christmas under our belt and understand where the economy's going. There's a lot of changes going on and until that settles down I'm not sure this is the time to be buying back our stock versus possibly looking for other opportunities that might come up.

Final Transcript
Nov 18, 2010 / 09:30PM GMT, DBRN - Q1 2011 Dress Barn Earnings Conference Call

 Scott Krasik - BB&T Capital Markets - Analyst

 Okay, thanks.

 Armand Correia - Dress Barn, Inc. - CFO

 Scott. I'll just add to one thing to what David said. In addition, we have been in a -- what we call a blackout period for a period of time, so if there were opportunities on a day-to-day basis it was difficult for us to get in, again because of the blackout provisions.

  Scott Krasik - BB&T Capital Markets - Analyst

 Okay, that's fair. Thanks.

Operator

 Your next question comes from the line of Brian Tunick of JPMorgan. Please go ahead.

 Brian Tunick - JPMorgan - Analyst

 Thanks. Good afternoon guys.

 David Jaffe - Dress Barn, Inc. - President & CRO

 Hi, Brian.

 Brian Tunick - JPMorgan - Analyst

 A couple of questions here. I guess the first one, running the 40% off at Justice, is this something you would consider pulling back on if you felt the consumer was showing a little more life, and when do we lap the introduction of the 40%-off Justice? So that's question one. The second question is how do you guys think about EBIT margin targets by brand today? Which of the businesses has the most upside, And then the third question is on store closings. Other retailers are starting to talk about store closings as we head towards year end. At the core Dress Barn business, what percentage of that store base is unprofitable and what is the typical lease term look like?

Final Transcript
Nov 18, 2010 / 09:30PM GMT, DBRN - Q1 2011 Dress Barn Earnings Conference Call

  David Jaffe - Dress Barn, Inc. - President & CRO

 All right. Well, let me start off and Armand pick up wherever I am. First, on store closings we continue to close stores in all three divisions, many of which we're closing to relocate to a better center and get out of a tired center. I would say that that's just the nature of managing large fleets of stores. And as I think you know, Brian, we've got more specialty stores than I think anyone in women's apparel except for maybe GAP, so its been a real challenge but a great opportunity for us and we've been able to leverage that to great cost savings and great opportunity to relocate our stores selectively. There are going to be some closings of unprofitable stores and, yes, we do have unprofitable stores in all three divisions, probably a very small percent at Maurice's, a little more at Justice and then a little bit more at Dress Barn.

Second, on the 40% off, really the 40% off is a marketing program. It's not just a promotion to go out and then take it away. It's a way to communicate value to our customers, so we really have no intention of pulling it back. We want to get that value message out there and we have already lapped it, so we're seeing our strong results on top of our strong results last year and we think that'll continue.

In terms of EBITDA margins, I think there's no question that Dress Barn, particularly after this last quarter, has the most upside potential. If you go back just a year or two ago, you'll remember that Dress Barn was up at an operating income level of about 10% so it's way, way off its game and so we see Dress Barn's first. Maurice's has continued to grow its EBITDA margin to very good levels and we think there's still some leverage available there. And if you look at Justice, the numbers there are very, very impressive and the comeback that Justice has made in the last year-and-a-half is nothing short of spectacular. So we think they are going to be able to continue to leverage their margins, as well, and continue to grow their EBITDA margin to the mid teens.

  Brian Tunick - JPMorgan - Analyst

 All right, terrific. Very helpful and good luck this holiday.

 David Jaffe - Dress Barn, Inc. - President & CRO

 Thanks.

Operator

 Your next question comes from Sam Panella of Raymond James. Please go ahead.

 Sam Panella - Raymond James - Analyst

 Hey, thanks, and good afternoon. I guess sort of piggybacking on that question with the Justice division and the current quarter here, if we look at it all in last year looks like it would have been about an 11% operating margin for the January 2010 quarter and how should we be thinking about the opportunities there? Obviously you had a real strong performance here during the back-to-school period.

 David Jaffe - Dress Barn, Inc. - President & CRO

 Well, I think that the performance continues to strengthen. You look at these comp numbers and as you heard from Armand on the margins we're getting tremendous leverage, so we think that the momentum that we've built up with back-to-school is going to continue through holiday. We're optimistic and as we look out, there's no reason why we can't exceed the numbers that we had last year.

 Sam Panella - Raymond James - Analyst

 And David, you talked about the synergies a little bit earlier in your commentary. When should we begin to start realizing them and approximately what timeframe are we looking at until you're -- you think you're able to achieve all of the synergies?

 David Jaffe - Dress Barn, Inc. - President & CRO

 Well, it's a challenge, Sam, because there's so many of them going on, each have a different answer. But in general, we're hoping to get the majority of the big projects that I rattled off on our last call done by the end of the fiscal year and we should start seeing savings right after that. Some areas more than others but there will also be continued projects. This is the low hanging fruit and the big ones, but we have other ones that are teed up that we'd like to implement when we get a little more bandwidth.

Final Transcript
Nov 18, 2010 / 09:30PM GMT, DBRN - Q1 2011 Dress Barn Earnings Conference Call

 Sam Panella - Raymond James - Analyst

 Okay, thank you and good luck.

 David Jaffe - Dress Barn, Inc. - President & CRO

 Thanks, Sam.

Operator

 Your next question comes from Steve Kernkraut of Beurman Capital. Please go ahead.

 Steve Kernkraut - Berman Capital - Analyst

 Hi, David. Congratulations on a great quarter. I just had one quick question. In passing you guys mentioned that Justice you're going to be testing out boy's clothing on an online-only basis at this point, but somehow it just seems odd because ever since Justice was created and Limited 2 was created the montra was we created a safe place for eight and nine-year-old girls to go without boys and this way they are comfortable, et cetera, et cetera, so I understand you're doing it in stores and you're testing it online but what's the risk of damaging the brand and is that such a big opportunity that you guys see?

 David Jaffe - Dress Barn, Inc. - President & CRO

 Well, yes. Obviously we do see it as a big opportunity and we've got to be careful in that we do it in such a way that it is safe for that girl and we don't want to diminish her experience whatsoever. So first we want to gauge the demand for the product and that's why we're doing it online. And then second, before we roll it into bricks and mortar we've got to look at the store design to make sure that we are creating a unique environment for the boys that's separate and maintains the integrity of that girl's special environment. But it is a big market out there and there are a lot of guys out there that are doing a good job on it and we think bringing our expertise and the twists that we can apply to boys the same way we applied to girls we think we can get our fair share of it.

 Steve Kernkraut - Berman Capital - Analyst

 Right, okay. But you really see it as an online world at this point?

 David Jaffe - Dress Barn, Inc. - President & CRO

 Certainly at this point and we're not ready to announce that we're even going to roll it out to bricks and mortar. We've got to make sure it works first, tweak it and then we'll be able to decide how quickly we roll it out to bricks and mortar.

Final Transcript
Nov 18, 2010 / 09:30PM GMT, DBRN - Q1 2011 Dress Barn Earnings Conference Call

 Steve Kernkraut - Berman Capital - Analyst

 Okay, okay. And one other question in terms of the core Dress Barn business. You're having two mailers in the second quarter, is that comparable to last year?

 David Jaffe - Dress Barn, Inc. - President & CRO

 Yes.

 Steve Kernkraut - Berman Capital - Analyst

 Good. Okay, okay, thanks very much.

 David Jaffe - Dress Barn, Inc. - President & CRO

 Thanks.

Operator

 Your next question comes from the line of Janet Kloppenburg of JJK Research. Please go ahead.

 Janet Kloppenburg - JJK Research - Analyst

 Hi, everybody. Congratulations on a great quarter. Nice job.

 David Jaffe - Dress Barn, Inc. - President & CRO

 Thanks, Janet.

 Janet Kloppenburg - JJK Research - Analyst

 Armand, there's going to be a little hysteria about your inventory so maybe we can clear some of it up. Without the in transit at Justice could you tell us how much the inventory levels were up there?

 Armand Correia - Dress Barn, Inc. - CFO

 Sure. Without the in transit and, again, the early receipts coming in, the inventory level at Justice was up, as I indicated, 25%.

 Janet Kloppenburg - JJK Research - Analyst

 Okay so that's without the in transit?

Final Transcript
Nov 18, 2010 / 09:30PM GMT, DBRN - Q1 2011 Dress Barn Earnings Conference Call

 Armand Correia - Dress Barn, Inc. - CFO

 Exactly. And again, as I reminded everyone, that's coming off of -25% last year for the same quarter.

 Janet Kloppenburg - JJK Research - Analyst

 And just to get everybody prepared, should we expect it to be around that level going forward? Should it moderate? What's the expectation?

 Armand Correia - Dress Barn, Inc. - CFO

 I would expect that it will probably be around that 15% to 20% level going forward.

 Janet Kloppenburg - JJK Research - Analyst

 Through the next -- through the July quarter?

 Armand Correia - Dress Barn, Inc. - CFO

 Yes.

 Janet Kloppenburg - JJK Research - Analyst

 Okay, and you're comfortable with that level? You don't feel like your turns are slowing or anything like that?

 Armand Correia - Dress Barn, Inc. - CFO

 Yes, I'm comfortable. Again, Janet, keep in mind that it's not only inventory for the stores, it's also inventory build up for a very successful and a very strong eCommerce business that Justice has.

 David Jaffe - Dress Barn, Inc. - President & CRO

 Let me just jump in, Janet. I think for the spring on a store-only comp basis it probably won't be that high. It'll probably be more mid single digits or so, and as you may know last year, we started increasing inventory to chase the business that we were getting. So I think you'll see a more moderate level of increase in the spring than we're seeing right now.

 Janet Kloppenburg - JJK Research - Analyst

 For the stores, and then incremental for the building eCommerce business?

 David Jaffe - Dress Barn, Inc. - President & CRO

 As appropriate for eCommerce.

Final Transcript
Nov 18, 2010 / 09:30PM GMT, DBRN - Q1 2011 Dress Barn Earnings Conference Call

 Janet Kloppenburg - JJK Research - Analyst

 Okay. And when -- David, when I look at the Dress Barn operating margin it was depressed I guess more than I would have expected here in the first quarter, so what I'm thinking -- just wanted to get my head on is, should I be looking for it to improve in the go-forward quarter with the kind of comps you talked about in the second quarter, or is there some inventory overhang there and some markdown pressure that might keep it from improving?

 David Jaffe - Dress Barn, Inc. - President & CRO

 Well, yes, the second quarter -- fiscal quarter for Dress Barn is always our most challenging.

 Janet Kloppenburg - JJK Research - Analyst

 Right.

 David Jaffe - Dress Barn, Inc. - President & CRO

 So I hope it improves from last year and it'd be great if it improves from the first quarter, but traditionally, first quarter is stronger than the second quarter. We think, given the trends we're on now, that there shouldn't be any inventory overhang and that there shouldn't be any markdown pressure, but you tell me what Christmas looks like and I'll tell you the answer. But right now, as I said, we're feeling pretty good, not just about Maurice's and Justice, which we're feeling very good about the momentum we're carrying in, but the turnaround at Dress Barn in the last, say, four weeks since it turned cold has been significant and we think that's going to carry through the holiday.

 Janet Kloppenburg - JJK Research - Analyst

 And Justice and Maurice's are up against more challenging comparisons here in the second quarter, aren't they, versus the first?

 David Jaffe - Dress Barn, Inc. - President & CRO

 Armand, do you want to pull those out?

 Armand Correia - Dress Barn, Inc. - CFO

 Are we talking about comps, Janet?

 Janet Kloppenburg - JJK Research - Analyst

 Yes, I think comp -- I think Justice is (inaudible).

Final Transcript
Nov 18, 2010 / 09:30PM GMT, DBRN - Q1 2011 Dress Barn Earnings Conference Call

 Armand Correia - Dress Barn, Inc. - CFO

 Yes. And again, Justice is up against more challenging numbers in the second quarter. But again, I'll remind you that as we should look at comps, you want to look at it on a two-year basis and while we might have been up 19% and one was say, wow, they're up against a 19%, they're coming off a -23% in the prior year, so I still believe they have some room to go.

 Janet Kloppenburg - JJK Research - Analyst

 Okay. Well, again, my congratulations. Good luck for the holiday.

 Armand Correia - Dress Barn, Inc. - CFO

 Thank you, Janet.

 David Jaffe - Dress Barn, Inc. - President & CRO

 Thanks.

Operator

 Your next question comes from the line of Mark Montagna of Avondale Partners. Please go ahead.

 Mark Montagna - Avondale Partners - Analyst

 Hi, a few questions. When it comes to depreciation for this past quarter should we expect the same depreciation going forward in other quarters?

 Armand Correia - Dress Barn, Inc. - CFO

 Yes, I think that's reasonable to assume, Mark.

 Mark Montagna - Avondale Partners - Analyst

 Okay, and I think I missed some of the numbers, when somebody asked a question about operating margin by division, what did you say for all three divisions that you feel you can achieve eventually?

 Armand Correia - Dress Barn, Inc. - CFO

 I don't think we did address that question. I'll certainly be happy to discuss it maybe off line after this call.

 Mark Montagna - Avondale Partners - Analyst

 Okay. Then when you were talking about the Dress Barn comp you said that the Dress Barn comp is up mid single digits and I think you said something like going back the past few weeks. Was that heading back into October, or is that a quarter-to-date comp at the Dress Barn division is up mid single digits?

Final Transcript
Nov 18, 2010 / 09:30PM GMT, DBRN - Q1 2011 Dress Barn Earnings Conference Call

 Armand Correia - Dress Barn, Inc. - CFO

 I think we said the last several weeks. Really started turning around about the middle of October, Mark.

 Mark Montagna - Avondale Partners - Analyst

 So that's up mid single digits in mid October so is it even better in quarter-to-date November?

 Armand Correia - Dress Barn, Inc. - CFO

 I think we'll just stay with that.

 Mark Montagna - Avondale Partners - Analyst

 Okay. And would you say that it's -- is it reaching the levels of the Justice and the Maurice's division, or are those still (inaudible)?

 David Jaffe - Dress Barn, Inc. - President & CRO

 Mark?

 Armand Correia - Dress Barn, Inc. - CFO

 David, do you want to take that one?

 David Jaffe - Dress Barn, Inc. - President & CRO

 Mark, I think what we've said is that since the weather turned cool in October it's been up mid single digits and what we said was that the Justice and Maurice's business continue to perform at the levels that they had performed in the first quarter, so there is a discrepancy there. Justice and Maurice's are still performing very strong and stronger than Dress Barn has rebounded to.

 Mark Montagna - Avondale Partners - Analyst

 Okay. Then as far as Dress Barn, you'd said that it's a little bit off its game. Can you talk about what may have taken it off its game, because you've done a great job with the Jones New York suits, a lot of stuff looks good. I'm just not quite sure why it's a little bit off track?

Final Transcript
Nov 18, 2010 / 09:30PM GMT, DBRN - Q1 2011 Dress Barn Earnings Conference Call

 David Jaffe - Dress Barn, Inc. - President & CRO

 Well, I don't want to make excuses here, but when you look at the industry and you look at the JC Penney and Kohl's results, which are our two main competitors, obviously they had some challenges so our performance is consistent with their's, which, frankly, is disappointing because we had been out pacing them for a while now. And I think one of the big issues for us, without using the weather word, was this promo that we did. By taking away the gift with purchase, we saw much weaker results and it was at a critical time and it was during that time that our business really suffered the most. So when we needed it, when the weather wasn't ideal for selling sweaters, for example, we didn't have the strong mailer that we had the year before.

 Mark Montagna - Avondale Partners - Analyst

 Okay, that sounds good. Thanks.

 David Jaffe - Dress Barn, Inc. - President & CRO

 Thanks Mark.

Operator

 Your next question comes from the line of Gary Goodwin of Quint Miller. Please go ahead.

 Gary Goodwin - Quint Miller - Analyst

 Yes, hello. Is the pick up to mid single-digit comps in the last few weeks generally in higher margin product mix and in fuller price selling?

 David Jaffe - Dress Barn, Inc. - President & CRO

 Yes. I wouldn't necessarily higher price items. I'd say it was more broad-based. So for example, our sweater business has picked up but they're -- within Dress Barn, as I mentioned, there are areas that are stronger and some areas that are weaker but it has not been a business -- the results have not been driven by substantially-increased markdowns to drive the business.

 Gary Goodwin - Quint Miller - Analyst

 Okay. And if you're selling sweaters now with colder weather, is that somewhat above the Company's average gross margins?

 David Jaffe - Dress Barn, Inc. - President & CRO

 It's slightly above.

 Gary Goodwin - Quint Miller - Analyst

 Okay, good. And then separate question is, to what extent is -- are Justice's comps benefiting from the publicly-admitted merchandising mistakes -- fashion mistakes the Children's Place made? Is that a substantial factor in helping Justice or is the overlap not that much?

Final Transcript
Nov 18, 2010 / 09:30PM GMT, DBRN - Q1 2011 Dress Barn Earnings Conference Call

 David Jaffe - Dress Barn, Inc. - President & CRO

 Yes, Gary, there's really not a lot of overlap with Children's Place so not sure what their mistakes were but we don't view them as direct competition so any mistakes that they made we don't think we would see in our results.

 Gary Goodwin - Quint Miller - Analyst

 Yes. Okay, great. And was the buying inventory from the Far East ahead of time to avoid logistical problems, was that -- when did you make that decision? Was that known a few months ago or was that a recent decision?

 Armand Correia - Dress Barn, Inc. - CFO

 I'll take that one David. I think, Gary, if you go back in May and June the timeframe, there were a lot of, let's say, articles written on the concerns about availability on containers and so forth and we made the decision back then.

 Gary Goodwin - Quint Miller - Analyst

 Okay, great. Thanks a lot. Good luck for the --

 Armand Correia - Dress Barn, Inc. - CFO

 Thanks, Gary.

 David Jaffe - Dress Barn, Inc. - President & CRO

 Thank you, Gary.

Operator

 Your next question comes from the line of Eric Martin of MA Capital Management. Please go ahead.

 Eric Martin - MA Capital Management - Analyst

 Okay, thank you. Again, congratulations on a strong quarter. Just to follow up on the sourcing questions, correct me if I'm wrong but you guys should be in the process of locking down fall costing and if so, when we look at that, do we feel that there's going to be an ability to offset this with price? And if so, can you give us a sense of the magnitude of anticipated impact that we'll see for fall?

Final Transcript
Nov 18, 2010 / 09:30PM GMT, DBRN - Q1 2011 Dress Barn Earnings Conference Call

 David Jaffe - Dress Barn, Inc. - President & CRO

 Well, that's -- as I mentioned in my comments, that's something we're really focusing on now and sourcing for fall is just beginning, so all three divisions are trying to work their magic with their suppliers to keep those costs in check and I don't have an answer for you. We're trying everything we can to do that and it's possible that the price increases that we were able to avoid at Dress Barn and Maurice's are going to hit in the fall. But we've made no firm decisions yet and beyond the 5% -- our mid single-digit increases at Justice for fall -- this fall and spring, there've been no decisions made yet, either, on fall of 2011.

 Eric Martin - MA Capital Management - Analyst

 Great, and just one last question. That was helpful. On the SG&A increases, can you give a little bit more clarity on what we're seeing in the next couple quarters? I know we talked about integration projects and marketing -- incentive comp is self explanatory -- but could you give a little bit more color on the prior two and what's driving that over the next couple quarters because that should roll off and we should see a meaningful benefit in SG&A following those next two quarters, if I follow what you said?

 Armand Correia - Dress Barn, Inc. - CFO

 I'll take that one, David. Again, we traditionally have had what we call a tipping point in SG&A with comps in the range of 3% necessary -- anywhere between 2.5% and 3% necessary to begin leveraging SG&A and, obviously, coming in at 4% for the quarter we didn't, and it went the other way. And so my comment was that typically, again, with the 4% comp we should have realized a 20% to 30% leverage. And again, as far as these other strategic projects, as David mentioned, some of them will be more impactful than others but we have not yet made a determination of the amount of synergies and the amount of cost -- redundant cost we're going to be able to achieve. So as far as the next couple of quarters, until these projects are completed I would anticipate that, again, SG&A is going to be under some pressure. We're not going to leverage a -- certainly a 3% or 4% comp on the SG&A line because of these extra costs and I would anticipate that again, as David indicated, until these projects are completed, which we would anticipate by the end of the fiscal year, SG&A is going to continue to be under that kind of pressure.

 Eric Martin - MA Capital Management - Analyst

 Okay, thank you and good luck for the rest of the year.

 Armand Correia - Dress Barn, Inc. - CFO

 Thank you.

 David Jaffe - Dress Barn, Inc. - President & CRO

 Thanks, Eric.

Operator

 Your next question comes from the line of Alex Fuhrman of Piper Jaffray. Please go ahead.

 Alex Fuhrman - Piper Jaffray - Analyst

 Thanks, guys. Wanted to talk a little bit about marketing. It sounds like you said marketing is going to be a part of the SG&A increase as we move throughout the year and I'm just trying to get a sense of what brands will that be at and how will it be featured? If I remember correctly I think you said that you'd increase circulation with your Dress Barn catalogs in Q4 and didn't really get the desired results, didn't really get the lift from the incremental customers. What should we see farther off in the year, whether it's more mailings or more customers you're sending it to or more pages in the mailers and how do you start to see any kind of a lift from the increase in spend in Q1?

Final Transcript
Nov 18, 2010 / 09:30PM GMT, DBRN - Q1 2011 Dress Barn Earnings Conference Call

 David Jaffe - Dress Barn, Inc. - President & CRO

 Well, let me start then, Armand, you can pick up. I think you're referring to Q1 not Q4 where Dress Barn was disappointed with the mailer and that's where we dropped the GWP. I think looking at spring, we really have not finalized plans for any of the divisions. We have an outline, but as we look out we're going to look back and see what was effective for us and do we want to increase our budget, for example, in e-mail or social media, which is something we've begun to work with in all three divisions very effectively? Do we want to do a bigger push in our mailings either in the number or the depth? And while we have a pretty good outline I'm not going to sit here and tell you we've got it finalized because I think business conditions and the actual results for the fall will determine that. Armand, do you want to add anything to that?

 Armand Correia - Dress Barn, Inc. - CFO

 No, I have nothing to add.

 Alex Fuhrman - Piper Jaffray - Analyst

 That's very helpful and then just one quick housekeeping thing. I think -- David, I think you said in your prepared remarks involved with the corporate structure changing, I think you said there were some legal and tax efficiencies. Should we still be thinking about a 38%, 39% tax rate next year, or is that going to come down somewhat?

 Armand Correia - Dress Barn, Inc. - CFO

 I'll take that, David. No, I think the effective tax rate is probably going to be in that range of 38.5% to 39% going forward.

 Alex Fuhrman - Piper Jaffray - Analyst

 Okay, great. Thanks a lot, guys, and good luck.

 Armand Correia - Dress Barn, Inc. - CFO

 Thank you.

 David Jaffe - Dress Barn, Inc. - President & CRO

 Thanks, Alex.

Operator

 Your next question comes from the line of Steve Maroda of CL King. Please go ahead.

Final Transcript
Nov 18, 2010 / 09:30PM GMT, DBRN - Q1 2011 Dress Barn Earnings Conference Call

 Steve Maroda - CL King - Analyst

 Good evening, everyone. A couple quick questions regarding Justice and the price increase. Did you notice any change in unit velocity whatsoever after the price increase?

 David Jaffe - Dress Barn, Inc. - President & CRO

 No. If anything if you look at our units they continue to climb as our transactions climbed.

 Steve Maroda - CL King - Analyst

 That's great, and when did they go into effect?

 David Jaffe - Dress Barn, Inc. - President & CRO

 Say again?

 Steve Maroda - CL King - Analyst

 When did they go into effect exactly? Into effect. When were they put into place?

 David Jaffe - Dress Barn, Inc. - President & CRO

 Around July.

 Steve Maroda - CL King - Analyst

 Okay. And you said as it relates to comps in the current quarter that they're at Justice and Maurice's at least the levels of first quarter. I understand your reticence of putting out an exact number but would you say they have accelerated since the quarter ended?

 David Jaffe - Dress Barn, Inc. - President & CRO

 How about if we just say are higher than they were at the first quarter. Can we leave it at that?

 Steve Maroda - CL King - Analyst

 That's perfectly fine. I understand what you're saying.

 David Jaffe - Dress Barn, Inc. - President & CRO

 We're very pleased.

Final Transcript
Nov 18, 2010 / 09:30PM GMT, DBRN - Q1 2011 Dress Barn Earnings Conference Call

 Steve Maroda - CL King - Analyst

 Thank you.

Operator

 Your next question comes from the line of Robin Murchison of SunTrust. Please go ahead.

 Robin Murchison - SunTrust - Analyst

 Hi, thanks very much and congratulations.

 Armand Correia - Dress Barn, Inc. - CFO

 Thanks, Robin.

 Robin Murchison - SunTrust - Analyst

 I wanted to hop back to Brian Tunick's question for just a second because I think I may have misheard you. My thinking has always been that Dress Barn's top margin is around run rate, in a good environment around 10% and did I hear you say Justice was mid teens or were you referring to Maurice's?

 David Jaffe - Dress Barn, Inc. - President & CRO

 Well, I may have spoken too quickly there, but I think at a good level for all three businesses would be around 10% for Dress Barn, I think low teens for Justice and mid teens for Maurice's for EBITDA, not for operating but for EBITDA margins.

 Robin Murchison - SunTrust - Analyst

 Okay, good and that was --

 David Jaffe - Dress Barn, Inc. - President & CRO

 Armand, you okay with that?

 Armand Correia - Dress Barn, Inc. - CFO

 Yes, I'm okay.

 Robin Murchison - SunTrust - Analyst

 Okay. And I probably know the answer to this, but the boys business that you're going to test via Justice, the market would be too small to make a standalone concept out of that, right?

Final Transcript
Nov 18, 2010 / 09:30PM GMT, DBRN - Q1 2011 Dress Barn Earnings Conference Call

 David Jaffe - Dress Barn, Inc. - President & CRO

 We agree.

 Robin Murchison - SunTrust - Analyst

 Okay. And then could you remind us how much the extra week in fourth quarter last year contributed to EPS? Do you have that readily available?

 Armand Correia - Dress Barn, Inc. - CFO

 Sorry, Robin --

 Robin Murchison - SunTrust - Analyst

 Yes.

 Armand Correia - Dress Barn, Inc. - CFO

 -- this is Armand, do you want to repeat that question?

 Robin Murchison - SunTrust - Analyst

 It was just last year, the fourth quarter I think was -- you had an extra week didn't you?

 Armand Correia - Dress Barn, Inc. - CFO

 That's correct.

 Robin Murchison - SunTrust - Analyst

 And I was wondering how much it contributed to EPS?

 Armand Correia - Dress Barn, Inc. - CFO

 It contributed approximately $0.06 to $0.07.

 Robin Murchison - SunTrust - Analyst

 Great. Thank you very much. Good luck guys.

Final Transcript
Nov 18, 2010 / 09:30PM GMT, DBRN - Q1 2011 Dress Barn Earnings Conference Call

 Armand Correia - Dress Barn, Inc. - CFO

 Thank you, Robin.

 David Jaffe - Dress Barn, Inc. - President & CRO

 Thanks, Robin.

Operator

 Your next question comes from the line of [Alex Smeltzer] of (inaudible) Capital. Please go ahead.

 Alex Smeltzer Analyst

 Hi thanks. I think I'd mentioned that I had gone into a Justice store and the inventory seemed extremely full and then you mentioned that inventories were up 25% year over year. Can you just, for those of us who get hysterical about inventory, put that in perspective? And then I had one more question.

 David Jaffe - Dress Barn, Inc. - President & CRO

 You know what, Armand spent some time going through that earlier and maybe, Armand, you can pick him up off line, Alex, if you don't mind?

 Alex Smeltzer Analyst

 That's fine. My question is you said Justice inventories were down 25% last year over two-years ago, was that correct?

 Armand Correia - Dress Barn, Inc. - CFO

 That's correct.

 Alex Smeltzer Analyst

 Oh, okay, so I would guess it's flat, okay got it. And then --

 Armand Correia - Dress Barn, Inc. - CFO

 It's flat on a two-year basis.

Final Transcript
Nov 18, 2010 / 09:30PM GMT, DBRN - Q1 2011 Dress Barn Earnings Conference Call

 Alex Smeltzer Analyst

 Got it. Okay, that's fair. And then my second question is on the what should have been 30 BIPS of leverage on the SG&A line versus the 150 BIP increase, by my bad math that's about $12 million, $13 million for the quarter. Were those all strategic initiatives related to perhaps direct sourcing or closing down the distribution center or eCommerce and that run rate gets you to $56 million for the year? Is that correct or incorrect and is there any sort of ballpark you can give on the ROI for those investments?

 Armand Correia - Dress Barn, Inc. - CFO

 Well, and I'd be happy to discuss that further, Alex, but let me first say that your math is very good.

 Alex Smeltzer Analyst

 Thank you.

 Armand Correia - Dress Barn, Inc. - CFO

 You underestimate yourself. (LAUGHTER) As far as the break down of the strategic initiatives, they do have the bulk of that so-called $12 million run rat, so to speak, but we also -- as I said, we invested -- we increased our spend in marketing, which, quite frankly, may have been like a couple million dollars between Maurice's and Dress Barn in the quarter itself, as well as picking up a little on the Justice side and then we also had the provision. So to answer your question, it really does break down into the categories that I gave you because these are the high-level categories but it's fair to suffice that the majority of that is actually in the so-called integration projects.

 Alex Smeltzer Analyst

 Okay, and when you say integration projects, does that mean consolidating the distribution centers?

 Armand Correia - Dress Barn, Inc. - CFO

 That means consolidating distribution, consolidating our IT and, obviously, we're also trying to consolidate ADP, outsourcing our payroll, HRIS, all of the projects that David mentioned before.

 Alex Smeltzer Analyst

 Okay. And then just -- on the acquisition front is there anything you're seeing in the pipeline that might be attractive or any concept or category?

 David Jaffe - Dress Barn, Inc. - President & CRO

 I've got my eyes open and there are a lot of really interesting businesses out there and we'll keep looking but right now we've got nothing to talk about.

 Alex Smeltzer Analyst

 Okay, great. Thank you very much.

Final Transcript
Nov 18, 2010 / 09:30PM GMT, DBRN - Q1 2011 Dress Barn Earnings Conference Call

 Armand Correia - Dress Barn, Inc. - CFO

 Thanks, Alex.

 David Jaffe - Dress Barn, Inc. - President & CRO

 Thank you.

Operator

 (Operator Instructions) Your next question comes from the line of Gary Goodwin of Quint Miller. Please go ahead.

 Gary Goodwin - Quint Miller - Analyst

 Hi, guys, one more. You had been getting good traction on accessories, which have offered nice margins, so can you update on that? Is that traction continuing?

 David Jaffe - Dress Barn, Inc. - President & CRO

 Yes, I'd say -- Armand can dig for the numbers, if you'd like, but I'd say all three divisions have had a really good experience with accessories this fall and we think we're really well positioned for holiday. I think I mentioned Dress Barn is going to be more gift giving than last year and accessory levels at all three divisions are up significantly.

 Gary Goodwin - Quint Miller - Analyst

 Okay, good to hear. Thanks.

Operator

 If there are no further questions I would like to turn the call back over to management for closing remarks.

 David Jaffe - Dress Barn, Inc. - President & CRO

 Well, thank you, everyone, for your interest. I wish everyone a happy Thanksgiving and we'll look forward to speaking to you after our second quarter.

Operator

 Ladies and gentlemen, thank you for your participation in today's conference. This concludes the presentation. You may now disconnect. Have a great day.

Final Transcript
Nov 18, 2010 / 09:30PM GMT, DBRN - Q1 2011 Dress Barn Earnings Conference Call

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